Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of June 19, 2013, to become effective upon the Effective Date (as defined below), by and among Inergy Midstream, L.P., a Delaware limited partnership (the “Company”), John J. Sherman (“Sherman”), Crestwood Holdings, LLC, a Delaware limited liability company (“Crestwood Holdings”), and Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“Crestwood Gas Services”).

WHEREAS, Crestwood Holdings, Crestwood Gas Services, NRGP Limited Partner, LLC, a Delaware limited liability company, and Inergy Holdings GP, LLC, a Delaware limited liability company (“IHGP”), are parties to that certain Purchase and Sale Agreement, dated as of May 5, 2013 (the “Purchase Agreement”);

WHEREAS, Crestwood Holdings, Crestwood Gas Services, IHGP, and the Company are parties to that certain Contribution Agreement, dated as of May 5, 2013 (the “Contribution Agreement”);

WHEREAS, the Company, NRGM GP, LLC, a Delaware limited liability company, Inergy Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Inergy, L.P., a Delaware limited partnership, Crestwood Midstream Partners LP, a Delaware limited partnership (“CMP”), and Crestwood Gas Services GP LLC, a Delaware limited liability company, are parties to that certain Agreement and Plan of Merger, dated as of May 5, 2013 (the “Merger Agreement”);

WHEREAS, Sherman is a significant holder of the Units (as hereinafter defined) and an Affiliate of the Company and will therefore be subject to legal and practical limitations on Holder’s sale of Units in the future;

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement and the Contribution Agreement, the Crestwood Entities (as hereinafter defined) will be significant holders of the Units (as hereinafter defined) and Affiliates of the Company and will therefore be subject to legal and practical limitations on the Crestwood Entities’ sale of Units in the future;

WHEREAS, as an inducement for the Holders and their Affiliates party thereto to cause the execution and delivery of the Purchase Agreement, the Contribution Agreement and the Merger Agreement, and the consummation of the transactions contemplated thereby, the Company has agreed to grant the Holders registration rights with respect to the Units; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Certain Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” shall mean a Person that directly, or indirectly though one or more intermediaries, controls, is controlled by, or is under common control with a specified Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Block Out Day” means any day that (1) the Company has suspended its obligations to effect a Qualified Offering pursuant to Sections 2(c)(i)(3) or (4); or (2) the Company has suspended use of the prospectus forming part of Registration Statement pursuant to Section 6.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Certificate” shall mean the Certificate of Limited Partnership of the Company filed with the Delaware Secretary of State, as amended and/or restated.

“CMP” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Contribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Crestwood Entities” means Crestwood Holdings and Crestwood Gas Services.

“Crestwood Holder” means Crestwood Holdings, Crestwood Gas Services, Crestwood Gas Services GP LLC, a Delaware limited liability company, and any other Affiliate of any of the foregoing that owns any Units, or lender with respect thereto who becomes a successor or assign of a Crestwood Holder in accordance with Section 9(c).

“Demand Registration Request” shall have the meaning set forth in Section 2(d) hereof.

“Effective Date” shall mean the earliest of (i) the Exercise Date or (ii) date upon which Merger Sub merges with and into CMP pursuant to the Merger Agreement; provided that in the event the Merger Agreement and Option Agreement are terminated, this Agreement shall be null and void.

“Effectiveness Period” shall have the meaning set forth in Section 2(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor statute thereto), and the rules and regulations promulgated thereunder.

“Exercise Date” shall have the meaning set forth in the Option Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Holder” shall mean Sherman, each Crestwood Entity and each Person who becomes a successor or assign of a Holder in accordance with Section 9(c).

“Indemnitee” shall have the meaning set forth in Section 5(a) hereof.

“Inspectors” shall have the meaning set forth in Section 3(m) hereof.

“Limited Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 21, 2011, as amended from time to time.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“NYSE” shall mean The New York Stock Exchange.

“Option Agreement” means the Option Agreement, dated as of May 5, 2013, by and among the Company, NRGM GP, LLC, Merger Sub, Inergy, L.P., CMP and Crestwood Gas Services GP LLC.

“Other Piggyback Rights Holders” has the meaning set forth in Section 2.1(e)(ii) hereof.

“Person” shall mean any natural person, partnership, joint-stock company, association, limited liability company, corporation, trust, or unincorporated organization, or other governmental or legal entity.

“Permitted Free Writing Prospectus” shall have the meaning set forth in Section 4(a) hereof.

“Prospectus” shall mean the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus, any Permitted Free Writing Prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Qualified Offering” shall mean an offering pursuant to an effective Registration Statement in which Units are sold (i) to an underwriter on a firm commitment basis for reoffering and resale to the public, (ii) in an offering that is a “bought deal” with one or more investment banks or (iii) in a block trade with a broker-dealer.

“Qualified Offering Notice” shall have the meaning set forth in Section 2(c) hereof

“Registrable Securities” shall mean any Units owned by the Holders, including any securities issued as distribution with respect thereto; provided, however, that Registrable Securities shall not include (a) Units for which a Registration Statement relating to the sale thereof has become effective under the Securities Act and which have been disposed of under such Registration Statement, (b) Units sold pursuant to Rule 144, (c) Units held by a Holder that, together with its Affiliates, owns less than 5% of the outstanding Units and such Units are eligible to be sold by such Holder pursuant to Rule 144 without any holding period or volume limitation or (d) Units held by a Holder that, together with its Affiliates, owns less than 3% of the outstanding Units.

“Registration Expenses” shall mean any and all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including without limitation: (i) all registration and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange; (iii) fees and expenses with respect to filings required to be made with the NYSE, any other securities exchange or FINRA; (iv) fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the Holders in connection with “blue sky” qualifications of the securities and determination of their eligibility for investment under the laws of such jurisdictions but not to exceed $15,000); (v) printing expenses, messenger, telephone and delivery expenses; and (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent registered public accountants of a comfort letter or comfort letters); provided, however, that Registration Expenses shall not include, and the Company shall not have any obligation to pay, any underwriting fees, discounts, or commissions attributable to the sale of such Registrable Securities, or any legal fees and expenses of counsel to any Holder and counsel to any underwriter engaged by any Holder or any transfer taxes relating to the registration or a sale of the Registrable Securities.

“Registration Statement” shall mean any registration statement of the Company (including any Shelf Registration Statement) that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the Securities Act (and may cover other securities of the Company) on an appropriate form, and all amendments and supplements to such Registration Statement, including pre-and post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision).

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor statute thereto), and the rules and regulations promulgated thereunder.

“Selling Holder” shall mean a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Shelf Offering” shall have the meaning set forth in Section 2(b) hereof.

“Shelf Offering Notice” shall have the meaning set forth in Section 2(b) hereof.

“Shelf Registration Statement” shall mean a Registration Statement on Form S-3 or another appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Sherman Holder” shall mean Sherman and any Affiliate thereof that owns any Units, or lender with respect thereto who becomes a successor or assign of a Sherman Holder in accordance with Section 9(c).

“Suspension Period” shall have the meaning set forth in Section 6(a) hereof.

“Units” shall mean the Common Units representing limited partnership interests of the Company.

“WKSI” shall mean a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

Section 2. Registration Rights.

(a) Shelf Registration Statement.

(i) Subject to Section 6, upon the written request of a Holder to the Company and from time to time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to prepare and file with the SEC a Shelf Registration Statement with respect to resales of all Registrable Securities requested to be included by such Holder in such Shelf Registration Statement. Unless such Shelf Registration Statement shall become automatically effective, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective by the SEC for all of the Registrable Securities covered thereby as soon as reasonably practicable. If the Company is a WKSI at the time that the Shelf Registration Statement is to be filed, the Company shall file an automatic Shelf Registration Statement which covers such Registrable Securities if the Company is eligible to do so.

(ii) The Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement (or a successor Registration Statement filed with respect to the Registrable Securities) continuously effective (including by filing a new Shelf Registration Statement if the initial Shelf Registration Statement expires) in order to permit the Prospectus forming a part thereof to be lawfully delivered and the Shelf Registration Statement useable for resale of the Registrable Securities, subject to Section 2 and Section 6, so long as there are any Registrable Securities outstanding (the “Effectiveness Period”).

(b) Shelf Offerings. Subject to Section 6, upon the written request of a Holder (“Shelf Offering Notice”) to the Company made from time to time during the Effectiveness Period, the Company will use its commercially reasonable efforts to facilitate a “takedown” of Registrable Securities off of the Shelf Registration Statement by such Holder (“Shelf Offering”) by amending or supplementing the Prospectus related to the Shelf Registration Statement as may be reasonably requested by such Holder as promptly as reasonably practicable upon receipt of the Shelf Offering Notice. The Holders shall give the Company prompt written notice of the consummation of a sale effected in any Shelf Offering. For the avoidance of doubt, in the event any Shelf Offering is a Qualified Offering, such offering shall be subject to the conditions and limitations set forth in Section 2(c) below.

(c) Underwritten Offerings.

(i) Subject to Section 6, from time to time during the Effectiveness Period, a Holder may notify the Company in writing that such Holder desires to sell its Registrable Securities by means of a Qualified Offering (a “Qualified Offering Notice”) and the Company shall use its commercially reasonable efforts to facilitate such Qualified Offering, including the actions required by Section 3; provided, however, that the Company shall not be obligated to effect, or take any action to effect, a Qualified Offering if:

(1) the value of the Registrable Securities to be sold in the Qualified Offering (based on the closing price of the Registrable Securities on the trading day immediately preceding the date of the Qualified Offering Notice) shall be less than $25 million;

(2) such Qualified Offering Notice is received before the expiration of any lock-up period required by the underwriters in any prior offering of securities (whether by the Company, a Holder or any other Person);

(3) at the time the Company receives a Qualified Offering Notice, the Company is actively undertaking an underwritten offering of its stock and the Company has previously delivered a notice to the Holders of its intention to undertake such proposed underwritten offering; or

(4) at the time the Company receives a Qualified Offering Notice, the Company is in active discussions, or has a present intention to begin active discussions, with underwriters regarding an underwritten offering of Units and it is reasonably likely that such an underwritten offering will be promptly initiated by the Company;

provided, further, the Company shall not be entitled to invoke either Section 2(c)(i)(3) or (4) (and, if invoked, such Section shall cease to have effect) at any time that the Holders shall have been subject to an aggregate of one hundred and fifty (150) or more Block Out Days in any rolling 365-day period.

(ii) In connection with each Qualified Offering pursuant to this Section 2(c), the Company will determine the lead book runner(s), who shall be reasonably acceptable to the Holder requesting such Qualified Offering, and such other matters affecting the structure and marketing of the Qualified Offering.

(iii) Notwithstanding the foregoing provisions or anything else to the contrary set forth in this Agreement, the Company shall not be obligated to undertake more than an aggregate of three (3) Qualified Offerings pursuant to this Section 2(c) and Section 2(d) at the request of the Sherman Holders and provided further that the Company shall not be obligated to effect any Qualified Offering if the occurrence of such Qualified Offering would result in more than two Qualified Offerings being effected in any rolling 365-day period.

(d) Demand Registration.

(i) Subject to Section 6, upon the written request of a Holder (the “Demand Registration Request”) made from time to time during the Effectiveness Period, if the Company is not eligible to file a Shelf Registration Statement or the Company has not used its commercially reasonable efforts to have a Shelf Registration Statement declared effective by the SEC or the Shelf Registration Statement shall cease to be effective, the Company shall file with the SEC, no later than 45 days after such written request, a Registration Statement with respect to all of the Registrable Securities held by the Holders. The Holder submitting the Demand Registration Request shall concurrently provide written notice of the proposed registration to all other Holders and such Holders shall promptly provide the Company with information required by Section 2(f). For the avoidance of doubt, if a Holder intends to sell Registrable Securities covered by the Demand Registration Request by means of a Qualified Offering, it shall so advise the Company as part of its Demand Registration Request and the conditions and limitations set forth in Section 2(c) shall apply, including with respect to the limitations on the aggregate number of Qualified Offerings that may be requested by the Sherman Holders.

(ii) The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC for all of the Registrable Securities covered thereby as soon as reasonably practicable following the filing thereof, but in no event later than 75 days after the filing of such Registration Statement.

(e) Piggyback Registration.

(i) If (x) the Company shall determine to register any of its Units or other equity securities of the Company either (A) for its own account, or (B) for the account of other holders of securities of the Company (other than (I) a registration relating solely to employee or director benefit or distribution reinvestment plans), (II) a registration relating solely to a Rule 145 transaction under the Securities Act, (III) a registration on any registration form which may not be used for the registration or qualification of Registrable Securities or does not include substantially the same information as would be required to be included in a Registration Statement or (IV) a new universal shelf registration statement solely for its own account), including a registration of Units pursuant to the exercise of rights of a Holder pursuant to Article 2 hereof, or (y) Units are to be sold in an underwritten offering (whether or not for the account of the Company), the Company will, subject to the conditions set forth in this Section 2(e):

(1) promptly give to each of the Holders a written notice thereof; and

(2) subject to Section 2(e)(ii) below and any transfer restrictions to which any Holder may be subject, include in such registration and/or underwritten offering, all of the Registrable Securities specified in a written request or requests, made by the Holders. Such written request may specify all or less than all of the Holder’s Registrable Securities and shall be received by the Company within five (5) Business Days after written notice from the Company is given under Section 2(e)(i)(1) above.

(ii) Underwriting. In connection with any offering involving an underwriting of Units under this Section 2(e) (including any such offering that is being undertaken at the request of a Holder pursuant to the exercise of such Holder’s rights under this Article 2), the Company shall not be required under this Section 2(e) to include any of the Holders’ Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), provided that such underwriting agreement shall contain customary indemnification and contribution obligations on the part of Holders. If any Holder who has requested inclusion in such registration disapproves of the terms of the underwriting agreement, such Holder shall not be required to enter into such underwriting agreement and shall withdraw from such registration by providing written notice to the Company and the underwriters. If the total amount of securities, including Registrable Securities, requested by Selling Holders and other unitholders of the Company with similar piggyback registration rights (“Other Piggyback Rights Holders”) to be included in an offering pursuant to this Section 2(e) exceeds the maximum amount of securities that the underwriters determine in their reasonable opinion can be sold in such offering (including any Units being sold for the account of the Company) without adversely affecting the marketability of the offering then the Company shall be required to include in such offering only that number of such Registrable Securities and securities requested to be included by other Piggyback Rights Holders, if any, which the underwriters determine in their reasonable opinion, will not adversely affect the marketability of the offering (the Registrable Securities and other securities so included, if any, to be apportioned pro rata among the Selling Holders and Other Piggyback Rights Holders based on the number of Registrable Securities or other securities owned by the Selling Holders (and their Affiliates) and the Other Piggyback Rights Holders (and their Affiliates). For the avoidance of doubt, in the case of an offering initiated by the Company as a primary offering on behalf of the Company, the Company shall have priority over the rights of the Holders of Registrable Securities and shall be permitted to include in such offering any number of Units that the Company may desire to sell in such Offering and the Company shall have no obligation to include any Registrable Securities requested to be included in such offering to the extent the inclusion of such Registrable Securities would, in the reasonable opinion of the underwriters, adversely affect the marketability of the offering.

(iii) In the case of an offering initiated by the Company as a primary offering on behalf of the Company, nothing contained herein shall prohibit the Company from determining, at any time, not to file a registration statement or, if filed, to withdraw such registration or terminate or abandon the offering related thereto.

(f) Further Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the potential method of disposition (which may be an underwritten offering or one or more other methods permitted by law) of such securities and such other information relating to such Holder as the Company may reasonably request as shall be required to effect the registration of such Holder’s Registrable Securities. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably requested to enable the Company to comply with the provisions of this Agreement.

(g) Expenses of Registration. The Company shall bear all Registration Expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement.

Section 3. Registration Procedures.

In connection with each registration effected by the Company pursuant to Section 2 or offering pursuant thereto, as applicable, the Company will:

(a) as promptly as practicable, prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to cause or maintain the effectiveness of such Registration Statement for so long as such Registration Statement is required to be kept effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the period in which such Registration Statement is required to be kept effective; provided that (i) within a reasonable period of time prior to filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Holders and to the underwriters in an underwritten offering copies of all such documents proposed to be filed including documents that are to be incorporated by reference into the Registration Statement, amendment or supplement, (ii) the Company shall fairly consider such reasonable changes in any such documents prior to the filing thereof as the counsel to the Holders may request and (iii) the Company shall make available such of its representatives as shall be reasonably requested by the Holders or any underwriter available for discussion of such documents. The expenses of such counsel incurred in connection with the foregoing review by Holders’ counsel shall be borne by the Holders.

(b) furnish to each Holder of Registrable Securities being registered, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits) other than those which are being incorporated into such Registration Statement by reference, such number of copies of the Prospectus contained in such Registration Statements (including each complete Prospectus and any summary or preliminary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as any Holder or an underwriter in an underwritten offering may reasonably request, in each case including each such amendment and supplement thereto, to the extent such other documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, in order to facilitate the disposition of the Registrable Securities by such Holder (it being understood that the Company consents to the use of such Prospectus and any amendment or supplement thereto by the Holders and their underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby);

(c) use its commercially reasonable efforts to (i) register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Holders shall reasonably request, (ii) keep such registration or qualification in effect for so long as such Registration Statement is required to be kept effective, (iii) cooperate with the Holders and the underwriters, if any, and their respective counsel in connection with any filings required to be made with FINRA and (iv) take any other action which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdiction of the Registrable Securities owned by the Holders, provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(c), or to consent to general service of process in any such jurisdiction, or to be subject to any material tax obligation in any such jurisdiction where it is not then so subject;

(d) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, beginning with the first fiscal quarter beginning after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(e) subject to Section 2(c), if a disposition of Registrable Securities takes the form of a Qualified Offering, enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary actions at such times as customarily occur in similar registered offerings in order to facilitate the disposition of such Registrable Securities and in connection therewith:

(i) make such representations and warranties to the Selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers in similar underwritten offerings;

(ii) use its commercially reasonable efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each Selling Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Selling Holders and the lead managing underwriter; and

(iii) use its commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the Selling Holders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings.

(f) promptly notify the Holders if at any time a Prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, (i) the representations and warranties of the Company contained in any agreement for the sale of any Registrable Securities under a Registration Statement cease to be true and correct in all material respects, or (ii) the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading, and, subject to Section 6, at the request of the Holders, promptly prepare and file, and furnish to the Holders a reasonable number of copies of, a supplement to or an amendment of such Registration Statement or such Prospectus as may be necessary so that such Registration Statement or, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading;

(g) cooperate with the Holders to facilitate the timely delivery, preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Securities to be sold;

(i) use its commercially reasonable efforts to comply or continue to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the SEC thereunder so as to enable any Holder to sell its Registrable Securities pursuant to Rule 144, including without limitation to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act;

(ii) furnish to the Holders so long as they own any Registrable Securities, promptly upon written request, (i) a copy of the most recent annual or quarterly report of the Company and any other reports and documents so filed by the Company, to the extent such other documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (ii) such other information as may be reasonably requested in availing a Holder of Rule 144;

(iii) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(iv) take any action (including cooperating with the Holders to cause the transfer agent to remove any restrictive legend on certificates evidencing the Registrable Securities) as shall be reasonably requested by the Holder or which shall otherwise facilitate the sale of Registrable Securities from time to time by the Holders pursuant to Rule 144.

(j) provide a transfer agent and registrar for all Registrable Securities covered by a Registration Statement not later than the effective date of such Registration Statement;

(k) use its commercially reasonable efforts to list and maintain such listing of all Registrable Securities covered by a Registration Statement on any securities exchange or national quotation system on which any such class of securities is then listed or quoted and cause to be satisfied all requirements and conditions of such securities exchange or national quotation system to the listing or quoting of such securities that are reasonably within the control of the Company including, without limitation, registering the applicable class of Registrable Securities under the Exchange Act, if appropriate, and using commercially reasonable efforts to cause such registration to become effective pursuant to the rules of the SEC in accordance with the terms hereof;

(l) notify each Holder, promptly after it shall receive notice thereof, of the time when such Registration Statement, or any post-effective amendments to such Registration Statement, shall have become effective, or a supplement to any Prospectus forming part of such Registration Statement has been filed or when any document is filed with the SEC which would be incorporated by reference into the Prospectus;

(m) in the case of a Qualified Offering, make the Company’s executive officers available for customary presentations to investors to discuss the affairs of the Company at times that may be mutually and reasonably agreed upon (including, without limitation, to the extent customary, senior management participation in due diligence calls with the underwriters and their counsel and, in the case of any marketed underwritten offering, participation in any road show as reasonably requested by the lead managing underwriters for such offering; provided that in no event will senior management be required to participate in person in any road show located out of the United States and in more than three locations outside of New York, New York), and provide the Holders, the underwriters and their respective counsel and accountants (the “Inspectors”) reasonable access to its books and records as shall be reasonably requested in order to conduct a reasonable due diligence investigation within the meaning of the Securities Act with respect to such registration statement; provided that such Inspectors agree to keep such information confidential unless the disclosure of such information is necessary, in the good faith determination of the Company, to avoid or correct a misstatement or omission in such registration statement;

(n) deliver promptly to Holders’ counsel copies of all correspondence between the SEC and the Company with respect to any Registration Statement;

(o) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and use its commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement, (ii) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any proceedings for that purpose and use its commercially reasonable efforts to prevent the issuance of any such order and (iii) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;

(p) use its commercially reasonable efforts to obtain as soon as practicable the lifting of any stop order, injunction, or other order or requirement by the SEC or any state securities or other regulatory authority that is issued suspending the effectiveness of such Registration Statement or suspending the qualification or exemption from qualification under state securities or “blue sky” laws; and

(q) subject to the terms of this Agreement, upon the written request of a Holder, take any action which is reasonably necessary in the reasonable opinion of the Company to facilitate the registration and thereafter to complete the distribution of the Registrable Securities so registered.

Section 4. Covenants of Holders.

(a) The Holders will not offer or sell, without the Company’s consent, not to be unreasonably withheld, any Registrable Securities by means of any “free writing prospectus” (as defined in Rule 405 under the Securities Act) that is required to be filed by a Holder with the SEC pursuant to Rule 433 under the Securities Act (any free writing prospectus consented to by the Company, a “Permitted Free Writing Prospectus”). The Company agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rules 164 and 433 under the Securities Act, and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the SEC where required, legending and record keeping.

(b) In the event of a sale of the Company’s equity securities by the Company in an underwritten offering, whether or not the Holders participate therein but subject to the Company’s compliance with Section 2(e), the Holders hereby agree not to effect any sale or distribution (including, without limitation, any offer to sell, contract to sell, short sale, or any option to purchase) of any securities (except, in each case, as part of such underwritten offering, if applicable) that are the same or similar to those being offered in connection with such public sale, or any securities convertible into or exchangeable for such securities, during the period beginning five (5) days before, and ending sixty (60) days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such underwritten offering, to the extent notified in writing by the Company or the managing underwriter or underwriters. Each Holder also agrees to execute an agreement evidencing the restrictions in this Section 4(b) in customary form, which form is satisfactory to the Company and the underwriters. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of the required period. This Section 4(b) shall not be applicable to a Holder that does not own any Registrable Securities.

Section 5. Indemnification.

(a) Indemnification by the Company. To the fullest extent permitted by applicable law, the Company agrees to indemnify each of the Holders and each of its officers, directors,

managers, partners, members, employees, agents, representatives and Affiliates, each underwriter (within the meaning of the Securities Act) of Registrable Securities, and each Person, if any, that controls (within the meaning of the Securities Act) a Holder or an underwriter of Registrable Securities, (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, as incurred, under the Securities Act and arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any third-party claim based upon any untrue or alleged untrue statement of material fact contained in any Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable to such Indemnitee or any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter (within the meaning of the Securities Act), in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or in any such Prospectus in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company for use in connection with such Registration Statement or the Prospectus contained therein by such Indemnitee.

(b) Indemnification by Holders. Each of the Holders (severally and not jointly), to the fullest extent permitted by law, agrees to indemnify the Company, each of its officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), as incurred, under the Securities Act and arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in a Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding any Holder, or such Holder’s plan of distribution or ownership interest, which was furnished to the Company by such Holder for use therein, (ii) any untrue statement or alleged untrue statement of material fact contained in the Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding such Holder, his, her or its plan of distribution or his, her or its ownership interests, which was furnished to the Company by such Holder for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds received by such Holder giving rise to such indemnification obligation upon the sale of the Registrable Securities.

(c) Indemnification Procedures. Any party entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made hereunder, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof (alone or jointly with any other indemnifying party similarly notified), to the extent that it chooses and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within thirty (30) business days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded, based on the opinion of counsel, that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party (which shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or (to the knowledge of the indemnifying party) threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties in connection with such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the obligation of any indemnifying party to contribute under this Section 5(d) exceed the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. In addition, no Person shall be obligated to contribute hereunder for any amounts in payment for any settlement of any action or claim, effected without such Person’s written consent, which consent shall not be unreasonably withheld.

(e) For purposes of this Section 5, no Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party. The indemnification provided by this Section 5 shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any Person entitled to indemnification hereunder and the expiration or termination of this Agreement.

Section 6. Suspension of Registration Requirement; Restriction on Sales.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right to defer the filing, or suspend the use by the Holders, of a Registration Statement for a reasonable period of time not in excess of 60 days (each, a “Suspension Period”) if the Company furnishes the Holders with a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the general partner of the Company stating that in the good faith judgment of the Board of Directors of the general partner (or a committee thereof), it would be detrimental to the Company and its stockholders not to defer the filing, or suspend the use by the Holders, of a Registration Statement because such filing or use would: (i) materially interfere with a material pending financing, acquisition, disposition, corporate reorganization, merger, or other material transaction involving or being contemplated by the Company or (ii) require the Company to make premature disclosure of material non-public information not otherwise then required to be disclosed by law to be publicly disclosed, the premature disclosure of which would materially and adversely affect the Company. The Suspension Period will terminate prior to the expiration stated in the certificate referenced above (x) in the case of clause (i) above, if such registration or use would cease to materially interfere with any such transaction (whether because such transaction shall have been disclosed, abandoned or otherwise) and (y) in the case of clause (ii) above, the date upon which such information is otherwise disclosed or the disclosure of such information would cease to materially and adversely affect the Company. In no event shall the number of days covered by one or more Suspension Periods exceed one hundred and fifty (150) days in any rolling 365-day period.

(b) Each Holder agrees that, following the effectiveness of any Registration Statement relating to Registrable Securities of such Holder, such Holder will not affect any dispositions of any of the Registrable Securities pursuant to such Registration Statement or any filings under any state securities laws at any time after such Holder has received notice from the Company to suspend dispositions as a result of the occurrence of any Suspension Period. The Holders will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. The Holders may recommence effecting dispositions of the Registrable Securities pursuant to the Registration Statement or such filings, and all other obligations which are suspended as a result of a Suspension Period shall no longer be so suspended, following further notice to such effect from the Company, which notice shall be given by the Company promptly after the conclusion of any such Suspension Period.

Section 7. Additional Units. The Company, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, or other Units of or owned by the Company and any of its subsidiaries or any Units or other securities of the Company owned by any other security holder or security holders of the Company; provided, however, that the Company shall not enter into any agreement with respect to the Company’s securities that is inconsistent with the rights granted to the holders of Registrable Securities under this Agreement and no such agreement is currently in effect.

Section 8. No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, Sherman on behalf of himself and his Affiliates hereby waives any other rights that he or any of his Affiliates may have to register any securities of the Company and acknowledges that the Company shall have no obligation to the Sherman Holders to register the Registrable Securities under the Securities Act, including pursuant to Section 7.12 of the Limited Partnership Agreement.

Section 9. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, or supplemented or waived without the prior written consent of (i) the Company, (ii) Sherman Holders holding in excess of two-thirds of the aggregate of the outstanding Registrable Securities held by all Sherman Holders and (iii) Crestwood Holders holding in excess of two-third of the aggregate of the outstanding Registrable Securities held by all Crestwood Holders.

(b) Notices. All communications under this Agreement shall be delivered by hand or facsimile (with respect to notice by facsimile between the hours of 8:00 a.m. and 5:00 p.m., New York time) or mailed by overnight courier:

If to the Company:

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Facsimile: 816.531.4680

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Gillian A. Hobson

Facsimile: (713) 615-5794

If to a Sherman Holder:

John J. Sherman

c/o Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Facsimile: 816.842.1904

With a copy to (which copy shall not constitute notice):

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attention: Paul McLaughlin

Facsimile: 816.412.1273

If to a Crestwood Holder:

Crestwood Gas Services GP LLC

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attention: Robert G. Phillips

Facsimile: 832-519-2250

With a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile: 212-455-2502

Any notice so addressed shall be deemed to be given: If delivered by hand or facsimile, on the date of such delivery; and if mailed by overnight courier, on the first business day following the date of such mailing.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Holders and the Company; provided, however, that a Holder may only assign its rights and obligations in whole or in part hereunder from time to time to (i) an Affiliate of such Holder or (ii) in connection with a pledge of Registrable Securities to a bona fide lender; provided that such transferee agrees in writing to be bound by the provisions of this Agreement as a “Holder”, a copy of which written agreement shall be furnished to the Company. Any purported assignment by any party hereto other than as set forth in this Section 9(c) shall be null and void. No Person other than the parties hereto and their successors and assigns is intended to be a beneficiary of this Agreement, except that each Indemnitee is intended to be a beneficiary of this Agreement and is entitled to enforce its rights under Section 5 of this Agreement.

(d) Remedy. The parties hereto acknowledge that the obligations undertaken by them hereunder are unique and that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek: (i) specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement and (ii) preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within said State.

(h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(j) Certain Transactions. In the event that any Units or other securities are issued in respect of, or in exchange for, or in substitution of the Registrable Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, share dividend, split-up, sale of assets, distribution to stockholders or combination of the Units or any other similar change in the Company’s capital structure, the Company will use its commercially reasonable efforts to ensure that appropriate adjustments shall be made to this Agreement to ensure that the Holders have, immediately after consummation of such transaction, substantially the same rights of the Company or another issuer of securities, as applicable, as it has immediately prior to the consummation of such transaction in respect of the Registrable Securities under this Agreement. In no event shall the provisions of this Section 9(j) be construed to grant to any Holder a separate right to consent with regard to any such transaction.

(k) Section 7.12 of the Company Limited Partnership Agreement. Each of the Holders hereby agrees among themselves that if there is an underwritten offering of Units initiated by a Holder pursuant to Section 7.12 of the Limited Partnership Agreement during the Effectiveness Period, the cutback provisions contained in Section 2.1(e) of this Agreement shall apply mutatis mutandis to such offering.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

INERGY MIDSTREAM, L.P.

By: NRGM GP, LLC, its General Partner

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: Chief Executive Officer

HOLDERS:

/s/ John J. Sherman
Name: John J. Sherman

Signature Page to Registration Rights Agreement

CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

CRESTWOOD GAS SERVICES HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President

Signature Page to Registration Rights Agreement